Filed Pursuant to Rule 433

Registration Statement No. 333-130736

WellPoint, Inc.

FINAL TERM SHEET

Dated January 5, 2006

Issuer:	WellPoint, Inc.

Size:	$700,000,000 aggregate principal amount of 5.00% Notes due 2011 $1,100,000,000 aggregate principal amount of 5.25% Notes due 2016 $900,000,000 aggregate principal amount of 5.85% Notes due 2036

Maturity:	January 15, 2011 for the 2011 Notes, January 15, 2016 for the 2016 Notes January 15, 2036 for the 2036 Notes

Coupon (Interest Rate):	5.000% for the 2011 Notes, 5.250% for the 2016 Notes, 5.850% for the 2036 Notes

Yield to Maturity:	5.038% for the 2011 Notes 5.298% for the 2016 Notes 5.888% for the 2036 Notes

Spread to Benchmark Treasury:	Treasury + .75% for the 2011 Notes Treasury + .95% for the 2016 Notes Treasury + 1.35% for the 2036 Notes

Benchmark Treasury:	4.375% due 12/15/10 for the 2011 Notes 4.50% due 11/15/15 for the 2016 Notes 5.375% due 2/15/31 for the 2036 Notes

Benchmark Treasury Yield:	4.288% for the 2011 Notes 4.348% for the 2016 Notes 4.538% for the 2036 Notes

Interest Payment Dates:	January 15 and July 15, beginning July 15, 2006, to record holders on the next preceding January 1 and July 1

Redemption Provision:	Treasury Rate + .15% for the 2011 Notes Treasury Rate + .15% for the 2016 Notes Treasury Rate + .20% for the 2036 Notes

Price to Public:	99.833% for the 2011 Notes 99.630% for the 2016 Notes 99.467% for the 2036 Notes

Net proceeds to Issuer (before expenses)	$694,631,000 for the 2011 Notes $1,088,780,000 for the 2016 Notes $887,328,000 for the 2036 Notes

Settlement Date:	January 10, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus, which, in the case of the issuer, you may request the prospectus by calling Corporate Secretary, (317) 488-6000 or emailing shareholder.services@wellpoint.com at WellPoint, Inc.